================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            THE LUBRIZOL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ___________

     (4) Proposed maximum aggregate value of transaction: _____________________

     (5) Total fee paid: ______________________________________________________

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

Lubrizol Logo

THE LUBRIZOL CORPORATION
29400 LAKELAND BOULEVARD
WICKLIFFE, OHIO 44092-2298

                                                                  March 18, 1998

TO OUR SHAREHOLDERS:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders on Monday, April 27, 1998, at 10:00 a.m., at the Clarion Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio.

     The attached Notice and Proxy Statement describe the business of the meeting. After the transaction of the formal business, officers will report on current operations and plans. A question and answer period will follow.

     At the 1997 meeting, approximately 84 percent of the Common Shares outstanding were voted either in person or by proxy. Your continued support is appreciated, and we hope that you will be able to join us at the April 27 meeting.

                                             Cordially,

                                                         /s/ W. G. Bares
                                                         -------------------
                                                         W. G. Bares
                                                   Chairman of the Board,
                                                President and Chief Executive
                                                           Officer

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the 1998 Annual Meeting of Shareholders of The Lubrizol Corporation will be held at the Clarion Hotel & Conference Center, 35000 Curtis Boulevard, Eastlake, Ohio, on Monday, April 27, 1998, at 10:00 a.m., for the following purposes:

     1. To elect four directors for three-year terms;

     2. To confirm the appointment of Deloitte & Touche LLP as independent auditors;

     3. To transact such other business as properly may come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on March 6, 1998, are entitled to notice of and to vote at the meeting. A shareholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the meeting by following the procedures set forth in the attached Proxy Statement.

                                                      K. H. HOPPING
                                                        Secretary

Wickliffe, Ohio
March 18, 1998

                            RETURN OF PROXIES REQUESTED

              TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE
                SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY,
                    FOR WHICH A RETURN ENVELOPE IS PROVIDED.

                            THE LUBRIZOL CORPORATION
                            29400 LAKELAND BOULEVARD
                             WICKLIFFE, OHIO 44092

                                PROXY STATEMENT

                              GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of the Corporation and will be voted in accordance with the instructions given in the proxy if it is timely returned, duly executed and is not revoked. A shareholder may revoke a proxy at any time before it is voted by giving notice to the Corporation in writing or in open meeting. Attendance at the meeting will not in and of itself revoke a proxy.

     This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about March 18, 1998. The record date for determination of shareholders entitled to vote at the meeting was the close of business on March 6, 1998. On that date, the outstanding voting securities of the Corporation were 56,901,269 Common Shares without par value ("Common Shares"). Each Common Share is entitled to one vote.

     So far as the Corporation is aware, no matters will be presented to the meeting for action on the part of the shareholders other than those stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment. Abstentions will be deemed to be present at the meeting for purposes of determining a quorum and will be counted as voting (but not for or against) with regard to the issue to which the abstention relates. Any "broker nonvote" also will be deemed to be present for quorum purposes but will not be counted as voting with regard to the issue to which it relates.

     The Corporation has adopted a policy to the effect that all proxies, ballots and voting tabulations identifying how a particular shareholder has voted on any issue will be kept confidential and will not be disclosed to the Corporation, unless such disclosure is mandated by law or is requested by that particular shareholder, or except with respect to any contested election for the Board of Directors. Accordingly, shareholders are requested to return proxies to American Stock Transfer & Trust Company, which serves as the independent tabulator and inspector of elections and reports the voting results to the Corporation.

     The cost of soliciting proxies will be borne by the Corporation. The Corporation will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. Officers and employees of the Corporation, without being additionally compensated, may make requests by letter, telephone or in person for the return of proxies.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Corporation is presently fixed at eleven, divided into three classes: two having four members and one having three members. The directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

     For election as directors at the Annual Meeting of Shareholders to be held on April 27, 1998, the Organization and Compensation Committee has recommended, and the Board of Directors has approved, the nomination of Gordon D. Harnett, Victoria F. Haynes, William P. Madar and M. Thomas Moore, all of whom are currently directors, to serve for three-year terms expiring in 2001. Mr. Moore was appointed as a director in June 1997 as a member of the class with a term expiring in 1998.

     If any of the nominees becomes unavailable for election, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Organization and Compensation Committee, or will be voted in favor of holding a vacancy to be filled by the directors. The Corporation has no reason to believe that any nominee will be unavailable. The nominees receiving the greatest number of votes shall be elected to the director positions to be filled.

     The following information is provided regarding each nominee for election as a director and each of the other directors who will continue in office after the meeting:

NOMINEES FOR ELECTION

                          GORDON D. HARNETT, age 55, is Chairman, President and Chief Executive
                          Officer of Brush Wellman Inc., the world's largest producer of beryllium and
[GORDON D. HARNETT        beryllium-containing engineered products. Prior to joining Brush Wellman in
PHOTO]                    1991, Mr. Harnett had been Senior Vice President of The BFGoodrich Company.
                          From 1977 to 1988, he had held a series of senior executive positions with
                          Tremco Inc., a wholly owned subsidiary of BFGoodrich, including President and Chief Executive Officer from 1982 to 1988. From 1969 through 1976, Mr.
                          Harnett worked for McKinsey & Co., including a two-year assignment in Tokyo.
                          Mr. Harnett became a Lubrizol Director in 1995. Mr. Harnett graduated from
                          Miami University in 1964 with a B.S. in business administration. He received an M.B.A. from Harvard University in 1969. Mr. Harnett is a Director of
                          National City Bank, Essef Corporation and M. A. Hanna Company. In addition, he is a Trustee of Hathaway Brown, Cleveland Tomorrow, University Circle
                          Inc., Playhouse Square Foundation and the Achievement Center for Children
                          and is Chairman of Cleveland Development Advisors, Inc.

                          VICTORIA F. HAYNES, age 50, is Vice President-Research and Development and
                          Chief Technical Officer of The BFGoodrich Company, a specialty chemicals and
[VICTORIA F. HAYNES       aerospace company. Dr. Haynes has been associated with BFGoodrich since 1992
PHOTO]                    where she is responsible for corporate technology strategy development and state of technology for the company. Prior to joining BFGoodrich, Dr. Haynes held various technical positions at Monsanto Company, including director of technology for the Plastics Division from 1987-1992. Dr. Haynes became a
                          Lubrizol Director in 1995. Dr. Haynes graduated from the University of
                          California at Berkeley in 1969 with a B.S. in chemistry. She received an
                          M.A. in college teaching in 1971 and a Ph.D. in physical/organic chemistry in 1975 from Boston University and followed with a post doctoral associate assignment at Purdue University for two years. Dr. Haynes is a member of the
                          Cleveland Association of Research Directors Board, the Governing Board of
                          The Council for Chemical Research, the National Resource Council's Board on
                          Chemical Sciences and Technology, the NRC Chemical Industry Roundtable, the
                          NIST Visiting Committee, the NSF Science Center Advisory Board for Virginia
                          Polytechnic Institute, the Engineering Research Advisory Board for Sandia
                          National Laboratory, and the Port Ventures LLP Managing Board.

                          WILLIAM P. MADAR, age 58, is Chairman of the Board of Nordson Corporation.
                          He was Chief Executive Officer of Nordson until he retired from that
[WILLIAM P. MADAR         position in November 1997. Nordson Corporation manufactures and worldwide
PHOTO]                    markets industrial equipment, along with the software and application technologies that enhance its use. A 1961 graduate of Purdue University with a B.S. degree in chemical engineering, he earned an M.B.A. from Stanford
                          University in 1965. Mr. Madar became a Lubrizol Director in 1992. He is a
                          Director of Nordson Corporation, National City Bank and Brush Wellman Inc.
                          Mr. Madar is a Trustee of the Northeast Ohio Council on Higher Education,
                          Cleveland Museum of Art, the Cleveland Clinic Foundation, the Playhouse
                          Square Foundation and Hawken School. In addition, Mr. Madar is on the
                          Advisory Council of the Graduate School of Business of Stanford University.

                          M. THOMAS MOORE, age 63, retired in November 1997 as Chairman and Chief
                          Executive Officer of Cleveland-Cliffs Inc., the world's largest iron ore
[M. THOMAS MOORE          pellet producer. He was elected President and a member of the Board of
PHOTO]                    Directors in 1986, became Chief Executive Officer in 1987 and Chairman in
                          1988. Mr. Moore became a Lubrizol Director in June 1997. Mr. Moore is a
                          Director of Cleveland-Cliffs Inc., KeyCorp and The LTV Corporation and a
                          Trustee of The Cleveland-Clinic Foundation and Fairview Health System. He
                          graduated from Indiana University of Pennsylvania in 1956. He began his career in the management training program of United States Steel Corporation and later held management positions with American-Standard Corporation and
                          Celanese Corporation before joining Cleveland-Cliffs in 1966.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

                          W. G. BARES, age 56, is Chairman of the Board, President and Chief Executive
                          Officer of The Lubrizol Corporation. Mr. Bares joined Lubrizol as a
[W.G. BARES PHOTO]        development engineer in 1963 and was appointed Director of the Pilot Plant in 1972. He was elected Vice President in 1978, Executive Vice President in
                          1980, President in 1982 and Chief Operating Officer in 1987 and became Chief
                          Executive Officer on January 1, 1996. He was elected a Director of the
                          Corporation in 1981 and Chairman of the Board in 1996. A 1963 graduate of
                          Purdue University with a B.S. degree in chemical engineering, he earned an
                          M.B.A. from Case Western Reserve University in 1969. He is a member of the
                          American Petroleum Institute and the American Institute of Chemical
                          Engineers, having served as past chairman of its Cleveland section, and is a
                          Trustee for Case Western Reserve University. In addition, he is a Director of Oglebay Norton Company, KeyCorp, Applied Industrial Technologies, the
                          Chemical Manufacturers Association and an Executive Board Member of the
                          Greater Western Reserve Council of the Boy Scouts of America. Mr. Bares'
                          term as a Lubrizol Director expires in 1999.

                          EDWARD F. BELL, age 68, retired in January 1993 as President and Chief
                          Executive Officer of Ameritech Ohio. He served in the U.S. Army Signal Corps
[EDWARD F. BELL PHOTO]    during the Korean War and started his telecommunications career in 1953 as a lineman for Illinois Bell. He subsequently served in several assignments in the engineering department of this company before transferring to American
                          Telephone and Telegraph Company in New York City in 1962. He returned to
                          Illinois Bell in 1964 and once again served in several posts, the last being
                          Assistant Vice President-Corporate Planning. He joined Ohio Bell in 1976 as
                          Vice President-Engineering and Corporate Planning and was elected President effective April 1, 1983. He became a Lubrizol Director in 1990. A native of
                          Chicago, Mr. Bell graduated in 1951 from the University of Illinois with a
                          B.S. degree in electrical engineering and received an M.B.A. from
                          Northwestern University in 1960. He is a Trustee of the Cleveland State
                          University Foundation, Catholic Charities Foundation, the Cleveland Clinic,
                          Health Trustee Institute and United Way Services of Cleveland. Mr. Bell's
                          term as a Lubrizol Director expires in 2000.

                          L. E. COLEMAN, age 67, retired in April 1996 as Chairman of the Board of The
                          Lubrizol Corporation and is currently a graduate student at Dartmouth
[L.E. COLEMAN PHOTO]      College. He was elected a Director of the Corporation in 1974. Dr. Coleman joined Lubrizol in 1955 as a research chemist. He held various positions within the Corporation and became President in 1976, Chief Executive Officer in 1978 (until December 31, 1995) and was elected Chairman of the Board in
                          1982. A 1952 graduate of the University of Akron with a B.S. degree in chemistry, he earned an M.S. degree in 1953 and a Ph.D. degree in 1955, both in chemistry, from the University of Illinois. Dr. Coleman is a Director of
                          Norfolk Southern Corporation and Harris Corporation. In addition, Dr.
                          Coleman is on the Advisory Council, College of Science, University of Notre
                          Dame and the Geauga Park District Foundation. He also currently serves on the Advisory Board of the Daniel Webster Council and on the National
                          Advisory Board of the Boy Scouts of America. Dr. Coleman's term as a
                          Lubrizol Director expires in 2000.

                          PEGGY GORDON ELLIOTT, age 60, is President of South Dakota State University.
                          Prior to joining South Dakota State on January 1, 1998, Dr. Elliott was a
[PEGGY GORDON ELLIOTT     Senior Fellow at the National Center for Higher Education while on leave as
PHOTO]                    immediate past President of The University of Akron. Prior to joining Akron in 1992, Dr. Elliott was Chancellor and Chief Executive Officer of Indiana
                          University Northwest. She became a Lubrizol Director in 1993. Dr. Elliott is also a Director of the A. Schulman, Inc. She received a degree in English from Transylvania College in 1959, a masters in English and secondary education from Northwestern University in 1964 and a doctorate in secondary education from Indiana University in 1975. Dr. Elliott's term as a Lubrizol
                          Director expires in 1999.

                          FOREST J. FARMER, SR., age 57, is President and Chief Executive Officer of
                          Bing Manufacturing, Inc., which provides sequencing and value-added
[FOREST J. FARMER         subassemblies to the automotive industry. He is also Chairman, Chief
PHOTO]                    Executive Officer and President of Trillium Teamologies, a technology and engineering services company. Mr. Farmer was associated with Chrysler
                          Corporation from 1968 to 1994 where he held various management positions including General Plants Manager for Car and Truck Assembly Operations. From
                          1988 until 1994, he was President of Acustar, Inc., an automotive components subsidiary of Chrysler Corporation. Mr. Farmer became a Lubrizol Director in
                          January 1997. Mr. Farmer graduated from Purdue University in 1965 with a
                          B.S. degree in biology and physical education. He is a member of the Board of Directors of Saturn Electronics & Engineering, Inc., the Automotive Hall
                          of Fame, the St. John Health System, the Macomb Hospital Corporation,
                          Friends of Scouting and Public Broadcasting System station WTVS-56 in
                          Detroit, Michigan. Mr. Farmer is also Chairman of the Detroit Area
                          Vocational Industry Council. Mr. Farmer's term as a Lubrizol Director expires in 2000.

                          DAVID H. HOAG, age 58, is Chairman and Chief Executive Officer of The LTV
                          Corporation and Chief Executive Officer of LTV Steel Company. The LTV
[DAVID H. HOAG PHOTO]     Corporation is a metals company engaged in the production of flat rolled carbon steel and is the owner of the second largest metal buildings manufacturer and fabricator. Mr. Hoag was appointed to the position of
                          Chairman in June 1991 after having been elected President and Chief
                          Executive Officer in January of that year. Mr. Hoag became Executive Vice
                          President of The LTV Corporation in July 1986 and was concurrently named a member of LTV's Board of Directors. He became President and Chief Executive
                          Officer of LTV Steel Company in January 1985 and continues to serve as Chief
                          Executive Officer of LTV Steel Company. He was previously President and
                          Chief Executive Officer of LTV's Jones & Laughlin Steel subsidiary before its operations were combined with those of Republic Steel Corporation in
                          June 1984 to form LTV Steel. From June 1982 to April 1983, he was Executive
                          Vice President of J&L. Mr. Hoag became a Lubrizol Director in 1989. He is a native of Pittsburgh and attended Allegheny College in Meadville,
                          Pennsylvania, receiving a degree in economics in 1960. He is a Director of
                          The Chubb Corporation and Karrington Health, Inc. Mr. Hoag's term as a
                          Lubrizol Director expires in 1999.

                          RONALD A. MITSCH, age 63, is Vice Chairman and Executive Vice
                          President-Industrial and Consumer Markets of 3M, a manufacturer of products
[RONALD A. MITSCH         for industrial, commercial, health care and consumer markets. He began his
PHOTO]                    career with 3M in 1960 as a Senior Research Chemist. He served various assignments in research and in 1979 was named Managing Director, 3M Nether-
                          lands. He returned to the United States in 1981 as Research and Development
                          Vice President, Life Sciences Sector. He was named Group Vice President,
                          Traffic and Personal Safety Products in 1985, Senior Vice President,
                          Research and Development in 1990, Executive Vice President in 1991 and Vice
                          Chairman in 1995. Dr. Mitsch graduated from Hamline University in 1956 with a B.S. in chemistry. He received an M.S. in organic chemistry in 1958 and a
                          Ph.D in organic chemistry in 1960 from the University of Nebraska. Dr.
                          Mitsch became a Lubrizol Director in 1991. He is a Director of 3M; NCR;
                          Shigematsu Works Inc., Ltd., Tokyo, Japan; National Association of
                          Manufacturers; SEI Center for Advanced Studies in Management, Philadelphia,
                          Pennsylvania (associated with the Wharton School of Business of The
                          University of Pennsylvania). In addition, he is a Trustee of Hamline
                          University. Dr. Mitsch's term as a Lubrizol Director expires in 2000.

             COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Corporation's Board of Directors held nine meetings during 1997. The Board has, among others, a standing Audit Committee and a standing Organization and Compensation Committee. During 1997, each director attended at least 75% of the meetings of the Board and those committees on which the director served.

     The Audit Committee, currently composed of Edward F. Bell, Chairman, Gordon
D. Harnett, Victoria F. Haynes and David H. Hoag, held four meetings during 1997. The functions of the Audit Committee are to recommend the nomination of indepen-dent auditors for appointment by the Board, subject to confirmation by the shareholders; to review with the auditors the planned scope and results of their examination; to hold such conferences and reviews with the auditors as may be deemed desirable by either the Committee or the auditors; to report to the Board the results of such reviews and conferences; and to submit to the Board any recommendations the Committee may have.

     The Organization and Compensation Committee, currently composed of William
P. Madar, Chairman, Edward F. Bell, Peggy Gordon Elliott, Forest J. Farmer, Sr., Gordon D. Harnett, Victoria F. Haynes, David H. Hoag, Ronald A. Mitsch, and M. Thomas Moore, held seven meetings during 1997. The functions of the Organization and Compensation Committee are to review, consider and recommend the nomination of candidates for election to the Board of Directors; to review, consider and recommend candidates for election as officers of the Corporation; to review and authorize rates of compensation for officers; to designate those employees who will receive grants of stock options and other stock awards under the Corporation's stock plans and the type and size of such grants; to determine the size of the fund pools for the profit sharing plan, year-end variable compensation plan and the performance pay plan; and to designate those employees who will receive awards under the Corporation's performance pay plan and who will be participants in the Corporation's executive death benefit program. The Organization and Compensation Committee will consider shareholder recommendations with respect to the composition of the Board. Recommendations should be submitted in writing to the Secretary of the Corporation no later than the first day of January preceding an annual meeting.

     Directors (other than those who are employees of the Corporation) receive an annual retainer fee of $14,000. In addition, directors (other than employees) are each paid an attendance fee of $1,000 for each meeting of the Board and each committee meeting held on days on which the Board meets ($1,200 if held on other days). The Corporation maintains a Deferred Compensation Plan for Directors under which a director may elect to defer all or any portion of the annual retainer fee and the attendance fees for any fiscal year. Any amounts so deferred by a director may be credited to a cash account or a share unit account in which the number of share units is based on the fair market value of a Common Share at the time of allocation. Amounts deferred into the cash account earn interest at the Federal Reserve 90-Day Composite Rate in effect from time to time and amounts deferred into the share unit account are credited with additional share units reflecting quarterly dividends declared on Common Shares. Amounts deferred are payable to the director in cash or, if deferred into share units, an equivalent number of Common Shares after cessation as a director of the Corporation.

     Pursuant to the Corporation's 1991 Stock Incentive Plan, on the date of each Annual Meeting of Shareholders, each director who is not an employee of the Corporation automatically receives an option to purchase 2,000 Common Shares.

     The Corporation also maintains a Deferred Stock Compensation Plan for Outside Directors under which each director who is not an employee of the Corporation automatically receives, on October 1 of each year, 500 share units, each of which is equivalent to one Common Share. Additional share units are credited to such directors on account of quarterly dividends declared on Common Shares. Under the terms of the Plan, each share unit is converted into one Common Share distributable shortly after the director ceases to be a director of the Corporation. The director may elect to have the distribution made in up to ten annual installments, and the distribution may be accelerated if a director suffers financial hardship beyond the control of the director.

                              CORPORATE GOVERNANCE

     The Board of Directors has established guidelines relating to its structure and governance. These guidelines are reviewed periodically and modified to the extent experience indicates is appropriate. The Board's corporate governance guidelines are summarized below.

     1.  COMPOSITION

          The Regulations provide that the Board may have nine to thirteen Directors with both the shareholders and the Board having the authority to set the number within that range. The Directors have determined the optimum size of the Board should be ten to twelve members, including two inside Directors and the size of the Board should not drop below ten members. The Board presently consists of eleven members: one officer (inside) Director, one former officer (inside) Director and nine non-officer (outside) Directors.

     2.  ATTENDANCE

          The Directors expect 100 percent attendance at meetings unless special circumstances occur. The minimum expectation is 75 percent.

     3.  RETIREMENT

          A Director will be required to retire no later than the date of the Annual Meeting next following the date on which such Director attains age 69.

     4.  CHANGE IN STATUS

          A Director whose primary job responsibilities change from those he/she held when elected to the Board shall volunteer to resign from the Board. The Organization and Compensation Committee shall determine whether to accept the resignation or ask the Director to remain on the Board.

     5.  TERM OF SERVICE

          No term of service limits are mandated.

     6.  FORMER CHIEF EXECUTIVE OFFICER'S BOARD MEMBERSHIP

          A former Chief Executive Officer, upon retirement from the Corporation, shall volunteer to resign from the Board. The Organization and Compensation Committee, after consultation with the new Chief Executive Officer, shall determine whether to accept the resignation or ask the former Chief Executive Officer to remain as a Director.

          A former Chief Executive Officer serving on the Board shall be considered an inside Director for purposes of corporate governance.

     7.  MEMBERSHIP ON OTHER BOARDS

          Each Director shall notify the Chief Executive Officer and Chairman prior to accepting invitations to join other Boards of Directors. This guideline is established to avoid potential conflicts of interest or the appearance of conflicts of interest. Appropriate legal judgment will be obtained as necessary.

     8.  LEAD OUTSIDE DIRECTOR

          The Chairman of the Organization and Compensation Committee shall serve as the lead outside Director for purposes of chairing the regularly scheduled meetings of outside Directors or other responsibilities which the outside Directors as a whole might designate from time to time.

     9.  EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

          The outside Directors shall meet in Executive Session at least three times per year.

     10.  ASSESSING BOARD PERFORMANCE

          The Organization and Compensation Committee shall, conduct an annual assessment of the Board's performance as a whole body and shall specifically review areas in which the Board and/or the management believes a better contribution can be made.

     11.  EVALUATION OF THE CHIEF EXECUTIVE OFFICER

          The Organization and Compensation Committee shall conduct an annual evaluation of the Chief Executive Officer. This evaluation will consider aspects of corporate performance, such as profitability, market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality practices and the balancing of short-term and long-term goals. The evaluation will be used by the Organization and Compensation Committee when considering the compensation of the Chief Executive Officer.

     12.  SUCCESSION PLANNING/MANAGEMENT DEVELOPMENT

          The Chief Executive Officer shall report annually to the Organization and Compensation Committee on succession planning and the Corporation's program for management development.

     13.  ACCESS TO SENIOR MANAGEMENT

          Board members shall have complete and open access to the Corporation's senior management.

     14.  INTERACTION WITH INVESTORS

          The Board of Directors believes that the management speaks for the Corporation. The Board has determined that it is inappropriate for individual members to communicate separately to investors except with the full knowledge and at the request of management.

     15.  STOCK OWNERSHIP

          Directors are encouraged to own shares of the Corporation and to increase their ownership over time. It is expected that each Director, upon taking office, will own a minimum of 100 shares. The Board has determined that the Corporation's stock compensation, deferred compensation and stock option plans for Directors are appropriate methods to enable Directors to increase their holdings of the Corporation's shares. The Board does not mandate a minimum stock ownership level for Directors.

              SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 31, 1998, information concerning the number of Common Shares beneficially owned by each director and each executive officer named in the compensation tables in this Proxy Statement and by all executive officers and directors of the Corporation as a group. Except as indicated below, no executive officer or director owns more than one percent of the outstanding Common Shares of the Corporation. All executive officers and directors as a group own approximately 3.6 percent of such Common Shares.

                                            AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                 -------------------------------------------------------------------
            NAME OF                              DIRECT      EMPLOYEE   EXERCISABLE      DEFERRED
       BENEFICIAL OWNER            TOTAL      OWNERSHIP(2)   PLAN(3)    OPTIONS(4)    SHARE UNITS(5)
       ----------------            -----      ------------   --------   -----------   --------------
R. A. Andreas..................      96,345      16,832        2,343        77,170
W. G. Bares....................     486,030     114,883        8,643       362,504
Edward F. Bell.................      14,895       1,700                     10,500         2,695
Lester E. Coleman..............     749,750(6)  127,532                    620,166         2,052
Peggy Gordon Elliott...........       9,825       1,100                      6,500         2,225
Forest J. Farmer, Sr...........         801         100                                      701
Gordon D. Harnett..............       4,863         200                      1,000         3,663
Victoria F. Haynes.............       3,783         500                      1,000         2,283
G. R. Hill.....................     189,196      42,923        2,032       144,241
David H. Hoag..................      16,795       3,600                     10,500         2,695
J. E. Hodge....................      47,684       2,491        2,980        42,213
S. F. Kirk.....................      66,996       4,935        4,911        57,150
William P. Madar...............      14,707       1,000                      8,500         5,207
Ronald A. Mitsch...............      13,395       1,000                      9,700         2,695
M. Thomas Moore................       1,003         500                                      503
All Executive Officers and
  Directors as a Group.........   2,049,234     328,369       43,781     1,625,116        24,674

---------------

(1) Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2) Includes shares owned by or jointly with family members, including 1,700 of Mr. Bell's shares, 446 of Dr. Coleman's shares, 3,400 of Mr. Hoag's shares, 4,935 of Mr. Kirk's shares, 2,491 of Mr. Hodge's shares and 26,749 of the shares held by the group, as to which the persons indicated have shared voting and investment power.

(3) Represents shares held in the Profit Sharing and Savings Plan, as to which the persons indicated have sole voting power and limited investment power.

(4) Represents shares subject to stock options, granted under the Corporation's option plans, that are exercisable currently or within 60 days of January 31, 1998.

(5) Represents the indirect beneficial interests held by outside directors under the Deferred Stock Compensation Plan for Outside Directors and the Deferred Compensation Plan for Directors.

(6) After taking into account stock options exercisable currently or within 60 days of January 31, 1998, Dr. Coleman beneficially owns 1.3% of the Corporation's Common Shares.

Share Ownership Guidelines

     Beginning in 1997, the Organization and Compensation Committee established share ownership guidelines for executive officers. These guidelines require executive officers to hold Common Shares having a value between 1.5 times and 4 times their annual fixed pay, depending on the management position of the individual.

Five Percent Beneficial Owners

     The following table sets forth, as of December 31, 1997, information concerning each person known by the Corporation to be the beneficial owner of more than 5% of its Common Shares.

                                    AMOUNT AND NATURE
         NAME AND ADDRESS             OF BENEFICIAL     PERCENT OF
       OF BENEFICIAL OWNER              OWNERSHIP         CLASS
       -------------------          -----------------   ----------
Sanford C. Bernstein & Co., Inc.        5,572,514(1)        9.8%
767 Fifth Avenue
New York, New York 10153
INVESCO PLC                             4,481,400(2)        7.8%
11 Devonshire Square
London EC2M 4YR
England
Wellington Management Company, LLP      2,981,080(3)       5.22%
75 State Street
Boston, Massachusetts 02109

---------------

(1) All information was obtained from a Schedule 13G filed February 4, 1998, by Sandford C. Bernstein & Co., Inc., which is an investment adviser registered under the Investment Advisers Act of 1940. Sandford C. Bernstein & Co., Inc. reported sole voting power as to 3,166,629 shares and sole investment power as to all 5,572,514 shares.

(2) All information was obtained from a Schedule 13G dated February 11, 1998, filed by INVESCO PLC and certain of its affiliates, one of which is an investment adviser registered under the Investment Advisers Act of 1940. Such reporting persons reported shared voting and investment power as to all 4,481,400 shares.

(3) All information was obtained from a Schedule 13G dated February 10, 1998, filed by Wellington Management Company, LLP, which is an investment adviser registered under the Investment Advisers Act of 1940. Wellington Management Company, LLP reported shared voting power as to 306,480 shares and shared investment power as to all 2,981,080 shares.

                             EXECUTIVE COMPENSATION

     The following table sets forth the respective amounts of compensation of the Chief Executive Officer and the next four highest-paid executive officers of the Corporation for each of the years 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                      ---------------------------------------
                                        ANNUAL COMPENSATION                    AWARDS
                                -----------------------------------   -------------------------     PAYOUTS
                                                          OTHER                     SECURITIES    -----------
       NAME AND                                           ANNUAL      RESTRICTED    UNDERLYING     LONG-TERM     ALL OTHER
  PRINCIPAL POSITION                                   COMPENSATION     STOCK        OPTIONS/      INCENTIVE    COMPENSATION
     DURING 1997         YEAR    SALARY      BONUS         (2)          AWARDS     SARS(NO.)(3)     PAYOUTS         (4)
  ------------------     ----    ------      -----     ------------   ----------   ------------    ---------    ------------
W. G. Bares
 Chairman of the
 Board, President and
 Chief Executive
 Officer..............   1997    540,992     500,000       7,537         0             74,535         N/A          29,170
                         1996    539,730(1)  299,109       7,398         0             93,909         N/A          33,935
                         1995    489,719     244,100       8,487         0             56,229         N/A          24,365
G. R. Hill
 Senior Vice
 President............   1997    310,893     224,000       3,560         0             26,140         N/A          17,391
                         1996    306,707(1)  149,134       1,454         0             25,000         N/A          19,178
                         1995    299,090     140,574       4,944         0             20,000         N/A          15,762
R. A. Andreas
 Vice President and
 Chief Financial
 Officer..............   1997    224,899     107,000       3,124         0             11,213         N/A          12,363
                         1996    224,532(1)   73,301       3,772         0             12,006         N/A          13,936
                         1995    216,965      72,525       7,420         0             14,179         N/A          11,589
S. F. Kirk
 Vice President.......   1997    210,667     142,000       6,450         0              9,000         N/A          12,633
                         1996    207,234(1)   95,381       4,797         0             15,000         N/A          12,953
                         1995    191,664      93,680       4,031         0             12,412         N/A          10,530
J. E. Hodge
 Vice President.......   1997    191,282     136,000       1,572         0              9,000         N/A          11,675
                         1996    187,613(1)   83,479       2,175         0             10,000         N/A          11,408
                         1995    174,862      66,559       2,161         0             10,000         N/A           9,869

---------------

(1) For 1996, there were no general base salary increases given to any employee, including executive officers. Salary for 1996 reflects the full year's effect of pay increases which occurred during 1995.

(2) Reflects "gross-up" payments to cover taxes related to the use of corporate aircraft and financial planning services. The aggregate amount of other compensation paid or distributed to the named executives in the form of personal benefits was minimal and did not exceed the amounts as to which disclosure would be required.

(3) Reflects the number of Common Shares of the Corporation covered by stock options granted during the year.

(4) Amounts shown for 1997 reflect contributions made by the Corporation on behalf of the named executives under the Corporation's Profit Sharing and Savings Plan, including accruals to the related supplemental defined contribution plan. No amounts shown were received by any of the named executives.

STOCK OPTION PLANS

     The Corporation maintains a 1991 Stock Incentive Plan (the "1991 Plan") that permits the granting of incentive and nonstatutory stock options, as well as stock appreciation rights ("SARs"), restricted stock awards and awards of Common Shares. All employees of the Corporation and its subsidiaries are eligible to be selected to participate in the 1991 Plan. The 1991 Plan is administered by the Organization and Compensation Committee of the Board of Directors, which selects employees to be participants and determines the type and amount of awards to be granted. In addition, the 1991 Plan provides for the automatic annual grant of stock options to directors who are not employees of the Corporation or its subsidiaries.

     The number of shares available for grant under the 1991 Plan during any calendar year generally is 1% of the outstanding Common Shares as of the first day of the year, plus any unused shares from previous years. The option price for stock options granted under the 1991 Plan is the average of the high and the low market price of Common Shares on the grant date and the term of each option is fixed by the Committee. Options become exercisable to the extent of 50% of the subject shares after one year from the grant date, 75% after two years from the grant date and 100% after three years from the grant date. All outstanding options become fully exercisable upon a "change of control" in the Corporation.

     The Corporation also has options outstanding under a 1985 Employee Stock Option Plan. No additional stock options may be granted under this Plan, except that "reload" options may be granted to employees who pay some or all of the option price of previously granted options by surrendering Common Shares already owned by them up to the number of Common Shares so surrendered. Such "reload" options are automatically granted under the 1991 Plan to persons who pay an option exercise price by surrendering Common Shares. Common Shares acquired upon the exercise of a "reload" option generally may not be transferred while the holder is an employee or director of the Corporation.

     The following tables set forth information regarding stock option transactions with respect to the named executive officers during 1997.

                           OPTION/SAR GRANTS IN 1997

                                        INDIVIDUAL GRANTS
                        -------------------------------------------------
                         NUMBER OF    % OF TOTAL
                        SECURITIES     OPTIONS/
                        UNDERLYING       SARS                               POTENTIAL REALIZABLE VALUE AT ASSUMED ANNUAL RATES
                         OPTIONS/     GRANTED TO   EXERCISE                  OF STOCK PRICE APPRECIATION FOR OPTION TERM (4)
                           SARS       EMPLOYEES     OR BASE    EXPIRATION   --------------------------------------------------
         NAME           GRANTED (1)    IN 1997     PRICE (3)      DATE           0%               5%                10%
         ----           -----------   ----------   ---------   ----------   ------------   ----------------   ----------------
W. G. Bares...........     48,000        11.49%    $33.7500      3/24/07          0         $    1,018,809     $    2,581,863
                           26,535(2)      6.35%     41.3750      3/25/01          0                236,601            509,529
G. R. Hill............     15,000         3.59%     33.7500      3/24/07          0                318,378            806,832
                            6,288(2)      1.50%     41.3750      3/25/01          0                 57,012          1,100,949
                            2,437(2)      0.58%     41.3750      2/26/00          0                 15,893             33,375
                            2,415(2)      0.57%     41.3750      6/19/99          0                 10,242             20,983
R. A. Andreas.........      6,000         1.43%     33.7500      3/24/07          0                127,351            322,733
                            4,401(2)      1.05%     41.3750      3/25/01          0                 39,242             84,509
                              812(2)      0.19%     41.3750      2/26/00          0                  5,296             11,120
S. F. Kirk............      9,000         2.15%     33.7500      3/24/07          0                191,027            484,099
J. E. Hodge...........      9,000         2.15%     33.7500      3/24/07          0                191,027            484,099
All Optionees.........    417,561       100.00%     35.0739       (5)             0              9,210,268         23,341,159
All Shareholders......        (6)          (6)       (6)          (6)             0          1,256,535,871(6)   3,184,381,014

Optionees' Gain as %                                                                                 0.73%              0.73%(6)
  of Shareholders'
  Gain................

---------------

(1) Options become exercisable pursuant to a multi-year vesting schedule as described above. As also described, "reload" options may be granted under specified circumstances.

(2) Represents "reload" option granted in an amount equal to the number of Common Shares surrendered in payment of the exercise price of another option.

(3) Represents the average of the high and low sales prices as reported on the New York Stock Exchange on the date of grant.

(4) The assumed rates of appreciation shown are prescribed in the applicable SEC rules for use in this table. Such rates are not intended to represent either past or future appreciation rates with respect to the Common Shares. If such assumed annual appreciation rates were applied to the fair market value of the Common Shares at December 31, 1997 ($36.875 per share), then at the end of a 10-year option term (the customary term for options granted under the 1991 Plan), the market price of the Common Shares would be $36.875 per share at a 0% appreciation rate, $60.07 per share at a 5% appreciation rate, and $95.64 per share at a 10% appreciation rate.

(5) Expiration dates range from November 23, 1997, through April 28, 2007.

(6) The amounts shown represent the hypothetical return to all holders of the Common Shares assuming that all shareholders purchased their shares at a purchase price of $35.07, the average exercise price for all options granted during 1997, and that all shareholders hold the shares continuously for a 10-year period. The number of outstanding Common Shares on December 31, 1997, was 56,966,894.

                    AGGREGATED OPTION/SAR EXERCISES IN 1997
                    AND DECEMBER 31, 1997, OPTION/SAR VALUES

                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                        UNDERLYING               IN-THE-MONEY OPTIONS/SARS
                    SHARES                       UNEXERCISED OPTIONS/SARS          AT DECEMBER 31, 1997
                   ACQUIRED        VALUE         AT DECEMBER 31, 1997 (2)                 (1)(2)
                      ON          REALIZED     -----------------------------   -----------------------------
      NAME         EXERCISE         (1)        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      ----         --------       --------     -----------    -------------    -----------    -------------
W. G. Bares......   42,200        $642,229       304,446         102,058        $1,191,453       $445,756
G. R. Hill.......   20,600         387,805       125,491          32,500           553,461        139,454
R. A. Andreas....    9,000         155,218        68,125          14,545           297,165         59,451
S. F. Kirk.......        0               0        45,797          19,603           275,794         84,484
J. E. Hodge......        0               0        33,713          16,500           193,563         65,891

---------------

(1) The "value realized" on options exercised was calculated by determining the difference between the fair market value of the underlying Common Shares at the exercise date and the exercise price of the option. The "value of unexercised in-the-money options/SARs at December 31, 1997" was calculated by determining the difference between the fair market value of the underlying Common Shares at December 31, 1997 ($36.875 per share), and the exercise price of the option. An option is "in-the-money" when the fair market value of the underlying Common Shares exceeds the exercise price of the option.

(2) Although the Corporation's option plans permit the granting of SARs, no SARs were outstanding at December 31, 1997.

REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE ON EXECUTIVE
  COMPENSATION

     The Organization and Compensation Committee of the Board of Directors (the "Committee") is responsible for setting the policies and approving the practices of the Corporation with respect to compensation of executive officers, including those named in the compensation tables in this Proxy Statement. The Committee consists of all of the outside directors of the Corporation.

Factors Considered by the Committee

     In carrying out its responsibilities in 1997, the Committee considered the following:

     1. Advice from independent consultants concerning all aspects of the Corporation's compensation policies, including how its policies and practices compare to the known policies and practices of other companies.

     2. The Corporation's financial performance;

     3. The Corporation's commercial performance within the markets it serves;

     4. The Corporation's policies and practices for compensation of employees generally;

     5. The recommendations of the Corporation's executive management concerning compensation of key employees including executive officers; and

     6. The historical philosophy of the Corporation to reward according to (i) individual merit including the individual's commitment to the Corporation, and (ii) the performance of the Corporation.

Compensation of Employees Generally

     The compensation of domestic employees of the Corporation, including the executive officers named in the compensation tables in this Proxy Statement, consists of (i) base salary, paid biweekly, (ii) quarterly pay and (iii) a variable compensation component. Base salary of all employees, except executive officers, is designed to be within a range that approximates the 50th percentile salary for individuals having similar responsibilities in the chemical and related industries. Quarterly pay is a fixed percentage of base salary which is adjusted yearly to reflect an employee's length of service with the Corporation. The fixed percentage of base salary for quarterly pay is 9.1667%. This fixed percentage is multiplied by 1.02 after the first full year of service, and this multiplier is increased by .02 for each additional full year of service. With quarterly pay, the Corporation's employees are generally paid between the median and 75th percentile for individuals with similar responsibilities in the compared companies. The variable compensation component for employees generally, other than executive officers, is paid at year-end from funds authorized by the Committee and is based upon a percentage of the annual net income of the Corporation. Allocation of these funds is based upon an employee's proportionate share of the aggregate base salary of participating domestic employees.

Compensation of Executive Officers

     The base salary and quarterly pay practices as described above also apply to executive officers with the exception that the combination of base salary and quarterly pay for executive officers is designed to be within a range that approximates the 50th percentile for individuals having similar responsibilities in the chemical and related industries. For executive officers, four separate surveys selected by the

Committee's compensation consultant are utilized to determine base salary. Although the surveys are significantly broader than the published industry line-of-business indices used to compare total shareholder return as set forth below in this Proxy Statement, six peer chemical companies are included in both the salary and the published industry indices.

     Effective in 1997, the Committee adopted changes to the compensation practices for executive officers to more closely align their compensation with the Corporation's performance and shareholder interests. Executive officers and other key employees may receive variable cash compensation under a separate performance pay plan. These awards are paid each year from additional funds authorized by the Committee, which determines a percentage of the annual net income of the Corporation to establish the participation pool. This percentage is based on objective financial measures and objective and subjective measures of performance pertaining to initiatives to stimulate growth, improve the Corporation's cost structure and build its franchise. Objective financial measures include earnings per share and value added per share, which is a measure of earnings in excess of the cost of capital calculated on a per share basis. Seventy percent of the weighting is based upon financial measures with the largest portion weighted to earnings per share. The payout will vary up or down based upon goal accomplishment. Earnings per share must reach a minimum threshold of a predetermined target or no performance payments will be made even though other goals might be accomplished. In 1997, the weighted measures of performance exceeded plan and the percentage of annual net income of the Corporation used for the performance pay plan was set by the Committee at 2.68%.

     Allocation of these funds by the Committee was based upon an executive's level of responsibility, recommendations by executive management and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of the Corporation. Generally, an executive's potential variable award is higher the greater the responsibilities. The Committee administers the Corporation's executive compensation policy such that annual executive compensation generally is comparable with that of other companies in the chemical and related industries. Management estimates that the Corporation's annual executive compensation for 1997 was approximately at the 60th percentile when compared to annual compensation paid by companies in the referenced surveys.

     Executive officers and other key employees may receive additional long-term compensation in the form of stock options. For 1997, the Committee set the number of stock options for annual grants midway between the 50th and 75th percentile of long-term incentive awards within industrial companies generally. The specific number of stock options granted to an executive is determined by the Committee based upon the individual's level of responsibility, recommendations by executive management and a subjective judgment by the Committee of the executive's contribution to the financial and commercial performance of the Corporation. Existing awards held by the individual are not considered when making new grants.

     Beginning in 1997, a new stock option and performance share practice was implemented for executive officers. Under this practice, the number of stock options set by the Committee, as described above, was reduced by 40%. This reduction was offset by grants of performance share stock awards under the Corporation's 1991 Stock Incentive Plan. Common Shares equal to the number of performance share stock awards granted will be issued when the performance shares vest. Performance share stock awards granted in 1997 will vest if the closing market price of the Corporation's Common Shares reaches the target price of $45 per Common Share for ten consecutive trading days. Otherwise, the 1997 performance share stock awards will not vest until March 24, 2003. No performance shares vested in 1997 and no new performance share stock awards may be granted until the current performance shares vest. Future stock option awards for executive officers will continue to be granted at the reduced 1997 levels.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public corporations of compensation paid to specified executive officers. After taking into account deferrals under the Corporation's Executive Council Deferred Compensation Plan, all compensation paid for 1997 to the Corporation's executive officers, including the compensation element of shares received under the Corporation's stock option plans, qualified for deduction under Section 162(m).

Compensation of the Chief Executive Officer

     With respect to Mr. Bares, the Chief Executive Officer of the Corporation, the Committee's intent was to establish his base salary within a range that was competitive with the salaries of chief executive officers of companies in the chemical and related industries. In 1997, the Committee increased Mr. Bares' base salary by 6%, effective December 26, 1997. The variable compensation component constituted 48% of Mr. Bares' compensation in 1997. This component varies under the Corporation's performance pay practices. Financial performance with respect to earnings per share and value added per share contributed 70% to the determination of Mr. Bares' variable compensation. In 1997, the Corporation earned $2.68 per Common Share compared to $2.23 in 1996. Value added per share was $.40 in 1997 compared to $.09 in 1996.

     In setting Mr. Bares' total compensation, the Committee considered various other aspects of corporate performance including market position, productivity, product leadership, personnel development, employee attitudes, public responsibility, quality practices and the balancing of short-term and long-term goals. Mr. Bares became Chief Executive Officer effective January 1, 1996, and implemented various strategies and initiatives designed to stimulate growth, improve the Corporation's cost structure and build its franchise. The Corporation's positive financial results during 1997 reflect significant progress toward achieving these goals.

     To determine Mr. Bares' variable compensation, the Committee used the predetermined weighting of objective and subjective measures of performance established under the Corporation's performance pay plan. Seventy percent of the weighting was applied to financial measures of performance described above with the largest portion weighted to earnings per share. The remaining 30% weighting related to the growth, structure and franchise measures of performance, noted above. The payout of variable compensation to Mr. Bares for 1997 could have varied up or down based upon goal accomplishment. Had earnings per share fallen below a minimum threshold of a predetermined target, no performance payment would have been made. In addition to being affected by the Corporation's positive financial results noted above, Mr. Bares' 1997 variable compensation reflected positive results in the growth, structure and franchise areas.

     In determining the number of stock options and performance share stock awards granted to Mr. Bares in 1997, the Committee considered the factors described above as well as his position within the Corporation and industry stock option grant comparisons. In 1997 Mr. Bares received 48,000 stock options and 23,500 performance share stock awards. The performance share stock awards will vest if the closing market price of the Corporation's Common Shares reaches the target price of $45 for ten consecutive trading days. Otherwise, the 1997 performance share stock awards will not vest until March 24, 2003. The grant of 48,000 stock options in 1997 reflects a 40% reduction from the number of stock options granted to Mr. Bares in 1996.

     Under the Corporation's share ownership guidelines, Mr. Bares is required to hold Common Shares having a value of 4 times his annual fixed pay. He currently owns 8.8 times his annual fixed pay in Common Shares.

            William P. Madar, Chairman                          Victoria F. Haynes
            Edward F. Bell                                      David H. Hoag
            Peggy Gordon Elliott                                Ronald A. Mitsch
            Forest J. Farmer, Sr.                               M. Thomas Moore
            Gordon D. Harnett

PERFORMANCE COMPARISONS

     The following chart compares the cumulative total shareholder return of the Corporation for the five years ended December 31, 1997, to the cumulative total shareholder return of (a) the Standard & Poor's Industrial Index and (b) the Dow Jones Chemical Index and the Standard & Poor's Specialty Chemical Index, which are two pre-established groups of companies believed by the Corporation to have a peer group relationship with the Corporation. In all cases shown, the chart assumes the investment of $100 on December 31, 1992, and the immediate reinvestment of all dividends.

   Measurement Period                          S&P           D.J.        S&P SP.
 (Fiscal Year Covered)          LUBRIZOL   INDUSTRIALS    CHEMICALS     CHEMICALS
1992                             100.0         100.0         100.0         100.0
1993                             128.6         109.0         110.7         114.0
1994                             131.1         113.2         120.6          99.5
1995                             110.5         152.3         157.8         130.8
1996                             127.6         187.4         196.6         134.2
1997                             154.7         245.5         241.0         166.2

     The Corporation supplies performance chemicals for lubricants and fuels worldwide. No single peer index or peer company is totally comparable to the Corporation's business. The peer company indices used to compare total shareholder return include companies which supply specialty chemicals to diverse markets. Some of the Corporation's direct competitors are chemical divisions that represent small portions of integrated oil companies and are not included in the peer comparisons since information is not available to the Corporation to show those divisions separately from the parent.

                  EMPLOYEE AND EXECUTIVE OFFICER BENEFIT PLANS

     In addition to the stock option and variable compensation plans described above in this Proxy Statement and the group health, hospitalization and life insurance plans generally available to all employees, the Corporation also maintains the following plans for the benefit of employees and executive officers.

PENSION PLANS

     The Corporation maintains a qualified Pension Plan in which generally all domestic employees of the Corporation participate. The Corporation also maintains a basic supplemental defined benefit plan which provides highly paid employees with the portion of their retirement benefits not permitted to be paid from the Pension Plan due to limitations imposed by the Internal Revenue Code. In addition, the Corporation maintains a special officers' supplemental defined benefit plan which currently covers one officer and is described in footnote (4) below. The following table sets forth the estimated annual retirement benefits payable at age 65 under the Pension Plan and the basic supplemental defined benefit plan in the specified final average pay and years of service classifications.

                                              CREDITED YEARS OF SERVICE
                           ---------------------------------------------------------------
  FINAL AVERAGE PAY        10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
  -----------------        --------   --------   --------   --------   --------   --------
$  200,000.........         $ 27,440   $ 41,160   $ 54,880   $ 68,590   $ 82,310   $ 82,310
   400,000.........           56,440     84,660    112,880    141,090    169,310    169,310
   600,000.........           85,440    128,160    170,880    213,590    256,310    256,310
   800,000.........          114,440    171,660    228,880    286,090    343,310    343,310
 1,000,000.........          143,440    215,160    286,880    358,590    430,310    430,310
 1,200,000.........          172,440    258,660    344,880    431,090    517,310    517,310

---------------

(1) Benefits under the Pension Plan and the related basic supplemental plan generally are based upon a "final average pay" formula or a "career average pay" formula, whichever produces the higher benefit to a participant. The above table uses the "final average pay" formula since it generally produces the higher benefit at the compensation levels shown. The "final average pay" formula contains a 30-year limitation upon credited years of service. Benefits are computed on the basis of a 10-year certain and life annuity and are not subject to any deduction for Social Security or other offset amounts.

(2) Final average pay is an average of a participant's highest ten consecutive years of compensation covered by the Pension Plan and the related basic supplemental plan. Compensation covered by the Pension Plan and the basic supplemental plan consists of base salary (unreduced for elective before-tax savings contributions and before-tax cafeteria plan contributions), quarterly pay, overtime pay, shift premium differentials, vacation and holiday pay, paid variable compensation, long-term disability benefits and (for purposes of supplemental plans) compensation deferrals. Covered compensation for the named executive officers is generally the same as that shown in the "annual compensation" columns for such individuals in the summary compensation table above.

(3) The estimated credited years of service for each of the named executive officers (after application of the 30-year service limitation) is as follows: Mr. Bares, 30 years; Messrs. Kirk and Hodge, 25 years; Mr. Andreas, 17 years; and Dr. Hill, 15 years.

(4) Benefits under the special officers' supplemental plan are based upon a "final average pay" formula under which final average pay is an average of a participant's highest three consecutive years of covered compensation during the last ten years. Compensation covered by this plan is the same as described in footnote (2) above. The plan contains a 30-year limitation upon credited years of service and benefits are computed on the basis of a 10-year certain and life annuity. Benefits under the plan are subject to reduction for Social Security and payments made under other specified benefit plans of the Corporation. After making all deductions required under the plan, the additional annual benefit payable under this plan at age 65 (assuming current final average pay) to Mr. Bares, who is the current participant in this plan, is approximately $71,000.

PROFIT SHARING AND SAVINGS PLAN

     The Corporation maintains a qualified Profit Sharing and Savings Plan in which generally all domestic employees of the Corporation participate. Each year, the Board of Directors determines the portion, if any, of the Corporation's profits that will be contributed to the profit sharing portion of the Plan. Profit sharing contributions are allocated, pro rata, to participant accounts on the basis of compensation levels.

     Employees may elect to have their base salary reduced by up to 18% (16% for certain highly compensated employees) and to have such amount contributed to the savings portion of the Plan as a before-tax contribution. For employees with at least one year of service, the Corporation contributes an amount equal to 50% of an employee's before-tax contributions that are not in excess of 4% of the employee's base salary. This matching contribution by the Corporation is invested in Common Shares of the Corporation. Participating employees also may make contributions on an after-tax basis, subject to certain overall limitations upon an employee's total before-tax and after-tax contributions. Participants direct the investment of their contributions among a Common Share fund, an equity index fund, a balanced fund, a fixed income fund, an international equity fund, a small cap fund and an equity growth fund. Participants vest in profit sharing and matching contributions made by the Corporation at a rate of 20% per year of service. Distribution of a participant's vested account balance generally occurs following retirement, death or other termination of employment.

DEFERRED COMPENSATION PLANS

     The Corporation maintains a deferred compensation plan for executive officers. The plan allows deferral of a pre-selected amount of total annual compensation for one or more designated future successive calendar years. Any amounts so deferred by an executive officer earn interest at the Federal Reserve 90-day Composite Rate in effect from time to time and are payable to the officer upon cessation of employment in a lump sum or periodic installments over a pre-selected period not exceeding ten years.

     In addition, the Corporation maintains a deferred compensation plan for certain executive officers that is effective initially for compensation earned in 1997. The plan allows an executive officer to defer a pre-selected amount of performance pay under the Corporation's performance pay plan. With respect to amounts so deferred, share units are credited to a share unit account based upon the current market price of Common Shares, with the resulting units then being multiplied by 1.25. Additional share units are credited on account of quarterly dividends declared on Common Shares. Amounts deferred generally are payable to the executive officer in Common Shares equivalent to the number of share units in an account three years after the date share units are first credited due to the deferral.

EXECUTIVE DEATH BENEFIT PROGRAMS

     Certain executive officers are eligible to participate in an executive death benefit program which provides a benefit payable to the executive officer's designated beneficiary following the death of the executive officer during employment or after retirement from the Corporation. For currently employed participants, the death benefit is equal to 250% of the executive officer's 1996 base salary plus quarterly pay, reducing to 150% at age 70 and 100% at age 75.

EXECUTIVE AGREEMENTS

     The Corporation has entered into employment termination agreements (the "Termination Agreements") with certain senior executives, including Messrs. Bares, Hill, Andreas, Kirk and Hodge.

     Generally, each Termination Agreement provides that, in the event of a change in control of the Corporation, the executive will be employed by the Corporation at responsibility, salary and benefit levels substantially equal to those immediately preceding the change in control for a period of up to three years (the "Employment Period"). If the executive's employment is terminated during the Employment Period for reasons other than his death, permanent disability, attainment of the normal retirement age or for cause, or if the executive terminates his employment in certain circumstances, the principal benefits provided to the executive are (a) a lump sum payment of an amount equal to the present value of salary and additional forms of cash compensation which the executive would have received during the remainder of the Employment Period and (b) continued employee benefits coverage for the remainder of the Employment Period. The Termination Agreements further provide that the executive is entitled to receive an amount which will be sufficient (on an after-tax basis) to pay any excise taxes that may be applicable to amounts deemed to be paid to the executive by reason of the change in control.

     Each executive has agreed, if he accepts any benefits under his Termination Agreement, not to enter into any activity which would be competitive with the business of the Corporation during a period of one year from the termination of his employment after a change in control. Assuming a change in control were to occur and all of the executive officers with whom the Corporation has entered into Termination Agreements were terminated as of January 1, 1998, the aggregate amount of the lump sum payments which the Corporation would be obligated to make pursuant to the Termination Agreements (including amounts with respect to excise taxes) would be approximately $29.8 million.

SEVERANCE COMPENSATION PLAN

     The Corporation also has in effect a severance compensation plan that provides for a severance payment to U.S. employees if, within fifteen months after a change in control of the Corporation, their employment is terminated for any reason other than death, permanent disability, voluntary retirement or for cause. Executives who receive payments pursuant to Termination Agreements will not receive duplicative severance payments under the severance compensation plan.

     If an employee with five or more years of service with the Corporation is terminated other than as permitted under the severance compensation plan, the benefit provided to such employee under such plan is a lump sum payment equal to the total cash compensation received by the employee in the preceding twelve-month period. Employees with less than five years but more than six months of service would receive a lesser amount proportionate to their length of service.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Corporation's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent beneficial owners are required by applicable regulations to furnish the Corporation with copies of all Section 16(a) forms they file. The Corporation is not aware of any beneficial owner of more than ten percent of its Common Shares.

     Based solely upon a review of the copies of the forms furnished to the Corporation during or with respect to 1997, and written representations from certain reporting persons, the Corporation believes that no officer or director failed to file on a timely basis during 1997 or during any prior year any report required by Section 16(a) of the Securities Exchange Act of 1934, except that due to an error by the Corporation, there was a late reporting of a purchase of 300 Common Shares by M. Thomas Moore, a Director of the Corporation.

                            APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee, the Board of Directors has appointed Deloitte & Touche LLP, independent auditors, to audit the financial statements of the Corporation for the current year ending December 31, 1998. The Board of Directors recommends that shareholders confirm this appointment.

     During 1997, the Corporation engaged Deloitte & Touche LLP to render a variety of services to the Corporation, including the audit of the Corporation's financial statements. The Audit Committee has taken into consideration the fact that the auditors provide services in addition to the audit of the Corporation's financial statements and the possible effect of such services upon the auditor's independence.

     A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement and will be available to respond to questions.

               SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

     Any shareholder who intends to present a proposal at the 1999 Annual Meeting of Shareholders and who wishes to have the proposal included in the Corporation's proxy statement and form of proxy for that meeting must deliver the proposal to the Corporation not later than November 18, 1998. To be eligible to have a proposal included in the Corporation's proxy statement and form of proxy, a shareholder must be the record or beneficial owner of at least 1% or $1,000 in market value of the Corporation's Common Shares entitled to be voted at the 1999 Annual Meeting of Shareholders, and must have held such Common Shares for at least one year.

                                                        THE LUBRIZOL CORPORATION

                                                          K.H. HOPPING
                                                            Secretary

March 18, 1998

PROXY                      THE LUBRIZOL CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned shareholder of The Lubrizol Corporation hereby appoints W.G. Bares, R.A. Andreas and K.H. Hopping, and each of them, as agents, with full power of substitution, to vote the shares of the undersigned at the 1998 Annual Meeting of Shareholders of The Lubrizol Corporation to be held on April 27, 1998, and at any adjournments thereof, as indicated on the reverse side of this proxy card.

Comments:______________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
(Comments will be collected by the Inspector of Elections and forwarded to Lubrizol management)

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES AND FOR ITEM 2. THE AGENTS NAMED
ABOVE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS PROXY CARD.

                 (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                       PLEASE DATE, SIGN AND MAIL YOUR
                     PROXY CARD BACK AS SOON AS POSSIBLE!


                        ANNUAL MEETING OF SHAREHOLDERS
                           THE LUBRIZOL CORPORATION

                                APRIL 27, 1998




                Please Detach and Mail in the Envelope Provided


      Please mark your
A [X] votes as in this
      example.
                  FOR   WITHHELD   DIRECTOR NOMINEES:     2. Appointment of Deloitte & Touche LLP  FOR  AGAINST ABSTAIN
1.  Election      [ ]     [  ]     Gordon D. Harnett         as independent auditors.              [ ]    [ ]     [ ]
    of                             Victoria F. Haynes
    Directors                      William P. Madar       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSALS.
For, except vote withheld          M. Thomas Moore
from the following nominees(s):                           If you have a change of address, please indicate
                                                          new address below and mark box to right.
_______________________________                           __________________________________________________     Change
                                                          __________________________________________________       of    [  ]
                                                          __________________________________________________     Address

                                                                                                                  Attend [  ]
                                                                                                                  Meeting




Signature(s)______________DATE_______SIGNATURE(S)___________________DATE________
Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.